Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Separation Agreement”) is entered into by and between Donald K. Peterson (“Executive” or “you”) and Avaya Inc. (the “Company”), and confirms the agreement that has been reached with you in connection with your termination of employment with the Company.

1.             Transition and Termination of Employment.  You agree that, except as provided below, you shall cease to be employed by the Company as an executive employee as of July 24, 2006 and you shall resign from all executive positions you then hold with the Company, effective as of such date.  During the period from July 24, 2006 through December 31, 2006 (the “Transition Period”), you shall continue as a non-executive employee and shall perform the duties set forth in paragraph 2a below.  Your employment shall terminate as of the close of business on December 31, 2006 (the “Separation Date”).  You shall continue in your position as Chairman through September 30, 2006, as of which date you agree to resign as Chairman, however, you shall remain in the Company’s employ as provided in paragraph 2a below.  You further agree to execute any additional documents necessary to effectuate the foregoing.

2.             In consideration of your execution of this Separation Agreement and your compliance with its terms and conditions, and provided that you execute the General Release attached hereto as Exhibit A and do not revoke such General Release within the time frame provided therein for such revocation, the Company agrees to pay or provide you with the following benefits, all of which exceed any payment and benefits to which you are otherwise entitled:

a.             In consideration of your continued services from July 24, 2006 through September 30, 2006, the Company shall continue to pay you at your current rate of base salary, in accordance with the Company’s payroll practices, and in consideration of your continued services during the period from October 1, 2006 through the Separation Date, the Company shall pay you a salary of $50,000 per month, payable in accordance with the Company’s payroll practices.  During the Transition Period, in addition to your duties as Chairman through September 30, 2006, you shall render such services as may be requested from time to time by the Company’s Chief Executive Officer or Chief Operating Officer or their respective designees.  In addition, during the Transition Period, you shall continue to be entitled to participate in all employee benefit plans to which you are currently participating, in accordance with the terms of such plans, as in effect from time to time.

You shall continue to have access to corporate aircraft for your business travel and a car and chauffeur for business purposes (including travel to and from a Company location or facility for business reasons) through September 30, 2006.  During the remainder of the Transition Period, the Company shall provide you with access to corporate aircraft and a car and chauffeur upon your written request with the approval of the Chairman of the Avaya Inc. Board of Directors (the “Board”).  You will be provided with the use, as needed, of the services of your current administrative assistants or of comparable secretarial services and an office for your use in a Company facility during the Transition Period.  In addition, the Company shall continue to provide security services for you during the Transition Period.

b.             The Company shall pay you an aggregate of $4,230,000 (the “Severance Amount”), which represents two times the sum of (i) your current annual base salary and (ii) the average of your target annual bonuses over the last three years.  The Severance Amount shall be paid on the last business day prior to December 31, 2006.  There shall be deducted from the payment of the Severance Amount all applicable federal, state and local withholding taxes and other appropriate deductions.

c.             You will be eligible to receive a 2006 bonus, in an amount determined by the Compensation Committee of the Board (the “Committee”) in accordance with the terms of the Company’s short term incentive plan, based on an individual performance factor for you of 100% and the Company performance factor as determined by the Committee.  You will not be eligible to receive any bonus in respect of the Company’s 2007 fiscal year.

d.             The Company shall provide you with continued coverage under the Company’s group health, vision and dental plans, on a basis that is substantially similar to the coverage provided to the Company’s senior executives (including, without limitation, with respect to the allocation of premium costs), for a period of six months following the Separation Date.  You may thereafter elect to continue your group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA).  In addition, the Company shall provide you with (i) financial counseling services for three months following the Separation Date and (ii) outplacement services suitable to your position for a period of one year following the Separation Date, at the Company’s sole cost.

e.             As soon as practicable following the Separation Date, but in no event later than March 15, 2007, the Company shall pay you $240,000 in a single lump sum cash payment, in order to offset your cost of purchasing post-employment medical coverage for yourself and your spouse pursuant to the Avaya Inc. Retiree Medical Expense Plan for Salaried Employees (the “Medical Plan”) until you and your spouse reach the age of 65, as long as such plan remains in effect.  The Company affirms that you shall be eligible to participate in the Medical Plan as of the Separation Date.  The above-referenced payment shall be made less all applicable federal, state and local withholding taxes and other appropriate deductions.

f.              You acknowledge and agree that you are party to the Restricted Stock Unit Award Agreement (the “RSU Agreement”) dated October 27, 2005, under which you have been granted an aggregate of 90,977 restricted stock units (the “RSUs”) relating to shares of common stock of the Company.  The Company agrees that, as of the Separation Date, you shall become vested in an aggregate of 45,489 RSUs, representing fifty percent (50%) of the RSUs granted to you under the RSU Agreement.  In accordance with the terms of the RSU Agreement, the Company shall deliver to you, as soon as practicable following the Separation Date, a certificate representing the number of shares of Company common stock to be paid to you in settlement of the vested RSUs, net of the number of shares with a value equal to all applicable federal, state and local withholding taxes required to be withheld in connection with such payment.  In the alternative, at your option, you may pay the Company an amount in cash equal to your obligation to pay all applicable federal, state and local withholding taxes in connection with the settlement of the vested RSUs.  You acknowledge and agree that all RSUs that remain unvested as of the Separation Date (taking into account the operation of this paragraph), as well as all restricted stock units granted to you under the Performance Vesting Restricted Stock Unit Award Agreements, shall be forfeited as of the Separation Date.  As of the Separation Date, the RSU Agreement and the Performance Vesting Restricted Stock Unit Award Agreements dated December 16, 2004 and December 15, 2005, shall terminate and shall thereafter be of no force and effect.

g.             You acknowledge and agree that you are party to the Stock Option Agreements (the “Option Agreements”) dated October 6, 1997, October 5, 1998, October 4, 2000, April 18, 2002, November 8, 2002, December 2, 2002, November 11, 2004 and October 27, 2005, respectively, under which you have been granted stock options to purchase shares of common stock of the Company (the “Options”).  The Company agrees that, subject to the terms and conditions of the Option Agreements, you shall be entitled to exercise all vested Options held by you as of the Separation Date until the earlier to occur of the ninetieth day following the Separation Date or the original expiration date of the Options as set forth in the Option Agreements.  You acknowledge and agree that all Options that have not vested as of the Separation Date shall terminate on the Separation Date.

h.             The Company’s obligation to make the payments and to provide the benefits set forth in paragraphs 2b through 2g above shall cease as of the date of any breach of your obligations under the restrictive covenants set forth in paragraph 7 hereof.

3.             Whether or not you execute this Separation Agreement, you will be paid for any accrued but unused vacation days, and for previously submitted un-reimbursed business expenses (in accordance with usual Company guidelines and practices), to the extent not theretofore paid.  In addition, following the Separation Date, you will be entitled to receive vested amounts payable to you under the Company’s 401(k) plan and other retirement and deferred compensation plans in accordance with the terms of such plans and applicable law.  Except as specifically set forth herein, your participation in all

Company plans shall remain subject to the terms and conditions of such plans as in effect from time to time and you agree that such terms and conditions are binding on you and the Company.

4.             You agree that, as a condition to your receipt of the payments and benefits set forth in paragraphs 2b through 2g, you will execute the General Release attached hereto as Exhibit A on the Separation Date.  None of the payments or benefits described in paragraphs 2b through 2g above shall commence prior to the Effective Date, as defined in the General Release.

5.             a.             You agree that you will not disparage or encourage or induce others to disparage any of the Company, its subsidiaries and affiliates, together with all of their respective past and present directors, managers, officers, shareholders, partners, employees, agents, attorneys, servants and clients and each of their predecessors, successors and assigns (collectively, the “Company Entities and Persons”).

b.             The Company agrees that it will make reasonable efforts not to disparage you or encourage others to disparage you.

c.             For the purposes of this Separation Agreement, the term “disparage” includes, without limitation, comments or statements adversely affecting in any manner (i) the conduct of the business of the Company Entities and Persons or
(ii) the business reputation of the Company Entities and Persons.  Nothing in this Separation Agreement is intended to or shall prevent either party from providing testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.

6.             a.             You agree that you will cooperate with the Company Entities and Persons and its or their respective counsel, in connection with any investigation, inquiry, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge by providing truthful information, provided that such cooperation does not unreasonably interfere with your then current professional and personal commitments.  The Company agrees to promptly reimburse you for reasonable expenses necessarily incurred by you, in connection with your cooperation pursuant to this paragraph.

b.             You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company, you will give prompt notice of such request to the General Counsel of the Company, Avaya Inc. 211 Mount Airy Road 3W365, Basking Ridge, NJ 07920, and will provide the Company with a reasonable opportunity to contest the right of the requesting person or entity to such disclosure before making such disclosure.  Nothing in this provision shall require you violate your obligation to comply with valid legal process.

7.             a.             You recognize and acknowledge and agree that during your employment with the Company you have had access to highly confidential and proprietary information relating to the Company and/or Company Entities and Person and trade secrets (“Proprietary Information,” as described herein) and the use, misappropriation or disclosure of  Proprietary Information would cause irreparable injury to the Company; and it is essential to the protection of the Company’s good will and to the maintenance of the Company’s competitive position that Proprietary Information be kept secret and that you not disclose Proprietary Information to others, or use any Proprietary Information to your own advantage or the advantage of any third parties.  For purposes of this Separation Agreement, the term “Proprietary Information” shall include any and all information, in any form whatsoever, including but not limited to, hard copy, computer floppy diskette, CD, CD-ROM drive, information retained in electronic storage, or other information storage means, relating to the Company’s technology; techniques; processes; tools; research and development; market research, data and strategy; and, information relating to sales, pricing and customers, including customer-specific sales information, pricing policies and strategies.  You acknowledge and agree that your obligations under this paragraph shall survive the Separation Date.

b.             You agree that during the period that you perform services for the Company and thereafter until December 31, 2007, you will not, directly or indirectly:

i)              Own, control, manage, loan money to, represent, render any service or advice to or act as an officer, director, employee, agent, representative, partner or independent contractor of any business whose business materially competes with the business of the Company as conducted as of the Separation Date (“Competitive Activities”); provided, however, that the Executive may serve as a director of such corporation or other entity with the prior written consent of the lead director of the Board or the General Counsel of the Company, which consent shall not be unreasonably withheld; and provided further, however, that the foregoing shall not prohibit you from passive ownership of securities in any publicly traded company that is engaged in any such business as long as you do not own more than five percent (5%) or more of any class of the equity securities of such company; or

ii)             Solicit, induce, or attempt to induce employees of the Company or any affiliate of the Company to terminate their employment with, or otherwise cease their relationship with the Company or any affiliated company, or

iii)            Solicit, induce, hire or attempt to solicit, induce or hire any employee of the Company to work or provide services to any third party; or

iv)           Solicit to divert or take away or attempt to divert or to take away, the business or patronage of any of the Company’s clients, customers or accounts, or prospective clients, customers or accounts.

8.             You represent that as of the Separation Date, you will have returned to the Company all property belonging to the Company and/or the Company Entities and Persons (“Company Property”) including but not limited to computers, cell phones, personal communication devices, keys, card access to the building and office floors, credit card(s) and phone card(s).  The Company agrees that you may keep the personal computers currently located at your residence, subject to the removal of Company Proprietary Information following the Separation Date.

9.             The Executive shall be indemnified as provided under the Company’s certificate of incorporation, bylaws and plans and any applicable laws in each case to the extent  permitted by applicable laws, if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with acts or omissions occurring during his tenure with the Company, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith.

10.           You agree that in consideration of the benefits to be provided to you pursuant paragraphs 2b through 2g above, that you hereby waive, release and forever discharge any and all claims and rights which you ever had, now have or may have against Avaya Inc. and any of its subsidiaries or affiliated companies, and their respective successors and assigns, current and former officers, agents, board of directors members, representatives and employees, various benefits committees, and their respective successors and assigns, heirs, executors and personal and legal representatives (collectively referred to as “Avaya Inc.”), based on any act, event or omission occurring before you execute this Separation Agreement arising out of, during or relating to your employment or services with the Company or the termination of such employment or services.  This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, under:  common law, including, but not limited to, breach of express or implied duties, wrongful termination, defamation, or violation of public policy; any policies, practices, or procedures of the Company; any federal or state statutes or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866 and 1871, the Americans With Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §1001 et seq. (excluding those rights relating exclusively to employee pension benefits as governed by ERISA), the Family and Medical Leave Act, §2601 et. seq., the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq.; the Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et. Seq.; any contract of employment, express or implied; any provision of the United States or New

Jersey Constitutions; any provision of any other law, common or statutory, of the United States, the State of New Jersey or any other state.

11.           By signing this Separation Agreement, you represent that you have not and will not in the future commence any action or proceeding arising out of the matters released hereby, and that you will not seek or be entitled to any award of legal or equitable relief in any action or proceeding that may be commenced on your behalf.

12.           The Company has advised the Executive to consult with an attorney of his choosing prior to signing this Agreement.  The Executive represents that he understands and agrees that the Executive has the right and has been given the opportunity to review this Agreement and, specifically, the Release, with an attorney.  The Executive further represents that he understands and agrees that the Company is under no obligation to offer the Executive this Agreement, and that the Executive is under no obligation to consent to the Release.  The Company agrees to pay (or reimburse the Executive for the payment of) the reasonable legal fees incurred by the Executive in connection with the execution of this Agreement, up to a maximum of $25,000.  You acknowledge that you:  (a) have carefully read this Separation Agreement in its entirety; (b) have been provided at least twenty-one (21) days to consider the terms of this agreement, although you may choose to sign this Separation Agreement and return it to the Company sooner; (e) have seven (7) additional days from the date you sign it to revoke your consent, in which case this Separation Agreement shall become null and void; and (f) are signing this Separation Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

13.           If any provision of this Separation Agreement is held by an arbitrator or court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible.  Further, if a court or arbitrator should determine that any portion of this Separation Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.  Additionally, you agree that any breach of the terms of paragraphs 6 or 7 shall constitute a material breach of this Separation Agreement as to which the Company may seek all relief available under the law in addition to the relief provided for in paragraph 2h.  In addition, you agree that your willful and knowing failure to return Company Property that relates to the maintenance of security of the Company Entities and Persons or the maintenance of Proprietary Information constitutes a material breach of this Separation Agreement as to which the Company may seek all available relief under the law.

14.           a.             This Separation Agreement is not intended, and shall not be construed, as an admission that either the Executive or the Company Entities and Persons have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

b.             Should any provision of this Separation Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Separation Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

15.           This Separation Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

16.           a.             This Separation Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey without regard to the principles of conflicts of law.

b.             With the exception of a claim for injunctive relief, for which jurisdiction shall be reserved in the United States District Court, District of New Jersey and/or state courts in Somerset County and with respect to which the parties consent to personal jurisdiction, any controversy or claim arising out of or relating to this Separation Agreement or the breach thereof shall be settled in an arbitration to be held in Morristown, New Jersey by a single arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  The decision of the arbitrators shall be final and binding on the parties hereto and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  To the extent permitted by law, if you are the prevailing party on all material claims, you shall be entitled to all reasonable attorneys’ fees and costs incurred in such arbitration; otherwise, each party shall pay his or its own costs and attorneys’ fees, and arbitration fees shall be equally divided.

17.           Notwithstanding anything in this Separation Agreement to the contrary, the parties hereby agree that it is the intention that any payments or benefits provided under this Separation Agreement comply in all respects with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and any guidance issued thereunder, and this Separation Agreement be interpreted accordingly.  In addition, in the event that additional guidance with respect to Section 409A of the Code becomes available prior to the Separation Date, upon the Executive’s reasonable request, the parties will cooperate in good faith with a view towards amending this Separation Agreement solely to the extent necessary and appropriate to avoid adverse tax consequences pursuant to Section 409A of the Code, while retaining the economic benefits and burdens of the Separation Agreement to the fullest extent possible.

18.           You acknowledge that this Separation Agreement constitutes the complete understanding between the Company and you, and, supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the

Company Entities and Persons, including the Severance Agreement between you and the Company, which shall terminate on the Separation Date.  No other promises or agreements shall be binding on the Company unless in writing and signed by both the Company and you after the date of this Separation Agreement.

19.           You may accept this Separation Agreement by signing it and returning it to Pamela F. Craven, Senior Vice President, General Counsel and Secretary, Avaya Inc., 211 Mount Airy Road 3W365, Basking Ridge, NJ 07920.  The effective date of this Separation Agreement shall be the date it is signed by both parties, provided that the provisions of paragraphs 2b through 2g shall not become effective until the Effective Date, as defined in the General Release attached hereto as Exhibit A.  In the event you do not accept this Separation Agreement as set forth above, this Separation Agreement, including but not limited to the obligation of the Company to provide the payments and other benefits referred to in paragraph 2 above, shall be deemed automatically null and void.

Signature:		Date:
Donald K. Peterson

AVAYA INC.

By:		Date:

Title:

EXHIBIT A

GENERAL RELEASE

THIS GENERAL RELEASE, entered into this [31st ] day of [December, 2006] by Donald K. Peterson,  residing at [      ] (hereinafter referred to as the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive and Avaya Inc. having its principal offices in Basking Ridge, New Jersey, entered into a Separation Agreement and General Release, dated as of July 24, 2006, (as such agreement may be amended from time to time, the “Separation Agreement”), pursuant to paragraph 4 of which the Executive agreed and covenanted, to execute this General Release in favor of Avaya Inc., its affiliates and/or their respective officers, directors, employees, agents and representatives; and

WHEREAS, the employment of the Executive terminated as of December 31, 2006;

NOW, THEREFORE, in exchange for the benefits to be provided to the Executive pursuant paragraphs 2b through 2g of the Separation Agreement, it is agreed as follows:

1.             Executive agrees to waive, release and forever discharge any and all claims and rights which Executive ever had, now has or may have against Avaya Inc. and any of its subsidiaries or affiliated companies, and their respective successors and assigns, current and former officers, agents, board of directors members, representatives and employees, various benefits committees, and their respective successors and assigns, heirs, executors and personal and legal representatives (collectively referred to as “Avaya Inc.”), based on any act, event or omission arising out of, during or relating to his employment or service with the Company or termination of such employment or service occurring before Executive executes this General Release and subsequent to the date on which the Executive executed the Separation Agreement.  This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, under:  common law, including, but not limited to, breach of express or implied duties, wrongful termination, defamation, or violation of public policy; any policies, practices, or procedures of Avaya Inc.; any federal or state statutes or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866 and 1871, the Americans With Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act (“ERISA”),
29 U.S.C. §1001 et seq. (excluding those rights relating exclusively to employee pension benefits as governed by ERISA), the Family and Medical Leave Act, §2601 et. seq., the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq.; the Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et. Seq.; any contract of employment, express or implied; any provision of the United States or New Jersey Constitutions; any provision of any other law, common or statutory, of the United States, the State of New Jersey or any other state.

2.             Anything herein to the contrary not withstanding, the Executive is not releasing:  (i) any rights to indemnification under the Articles of Incorporation or By-Laws of the Company, or under any applicable insurance policy, or any right to obtain contributions as permitted by law; (ii) his right to enforce the terms and conditions of the Separation Agreement and General Release; (iii) any rights or claims that arise after the Effective Date; or (iv) any vested rights under the Company’s benefit plans.

3.             By signing this General Release, the Executive represents that he has not and will not in the future commence any action or proceeding arising out of the matters released hereby, and that he will not seek or be entitled to any award of legal or equitable relief in any action or proceeding that may be commenced on his behalf.

4.             The Executive acknowledges that Avaya Inc. has hereby advised him to consult with an attorney of his choosing prior to signing this General Release.  The Executive represents that he has had the opportunity to review this General Release and, specifically, the release in paragraph 1, with an attorney of his choice.  The Executive also agrees that he has entered into this General Release freely and voluntarily.

5.             The Executive acknowledges that he has been given at least twenty-one days to consider the terms of the General Release.  Furthermore, once he has signed this General Release, the Executive shall have seven additional days from the date of signing this General Release to revoke his consent hereto.  The General Release shall not be effective, and no payments shall be due under paragraphs 2b through 2g of the Separation Agreement, until the eighth day after the Executive shall have executed this General Release and returned it to the Company, assuming that the Executive has not revoked the Executive’s consent to this General Release prior to such date (the “Effective Date”).

6.             In the event that any one or more of the provisions of this General Release shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this General Release shall not in any way be affected or impaired thereby.

7.             This General Release shall be governed by the law of the State of New Jersey without reference to its choice of law rules.

IN WITNESS WHEREOF, the Executive has executed this General Release as of the date first set forth above.

Donald K. Peterson